Exhibit 99.1

News Release	Corporate Communications	Phone: 703-412-3231
	1300 Wilson Boulevard Suite 400	Fax: 703-412-3220
Arlington, Virginia 22209

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Steve Wold
Phone: 703-412-3231	Phone: 952-351-3056
E-mail: amanda.covington@atk.com	E-mail: steve.wold@atk.com

ATK Reports FY12 Full-Year and Fourth Quarter Operating Results

Full-Year Fully Diluted EPS were $7.93

Full-Year Sales Were $4.6 Billion

Cash Provided by Operating Activities was $372 Million

ATK Reaffirms FY13 Sales and Cash Flow Guidance

ATK Increases EPS Guidance to $6.25 to $6.55 on Lower than Expected Pension Expense

Arlington, Va., May 03, 2012 — ATK (NYSE: ATK) today reported operating results for Fiscal Year 2012, which ended March 31, 2012.  The company achieved full-year sales of $4.6 billion, down five percent from the prior year, which is in line with its FY12 guidance.

For the full year, net income was down 16 percent to $263 million, compared to $313 million in the prior year.  Full-year earnings per share (EPS) were $7.93, compared to $9.32 in the prior year.  Adjusted EPS increased to $8.78 from $8.65 (see reconciliation table for details). The increase was driven by updated profitability expectations on energetics and other programs, and continued operating efficiencies, partially offset by margin pressures in the Security and Sporting group and reductions in sales volume in the Armament Systems and Aerospace Systems groups.  Full-year operating margins were 10.7 percent.  Orders for the year were $4.2 billion. Full-year free cash flow was $250 million, compared to $291 million in the prior year (see reconciliation table for details).  The current year included $75 million of contributions to the company’s pension plans, compared to $8 million the prior year.

Sales of $1.3 billion in the fourth quarter were up one percent from the prior-year quarter. Higher sales in the company’s Commercial Ammunition and Defense Electronics Systems

businesses contributed to the increase, offset by lower sales in the Aerospace Systems and Armament Systems groups.  Fourth quarter margins were 8.5 percent.  Fourth quarter fully diluted EPS were $1.86, compared to $2.10 per share in the prior-year quarter.  The lower EPS reflect the continued margin pressure in the Security and Sporting group, charges incurred for the company realignment, and higher pension expense, partially offset by updated profit expectations as ATK nears completion of energetics and other programs, as well as operating efficiencies.  Orders in the fourth quarter were $1.5 billion, a book-to-bill ratio of 1.1, driven by strong demand in the Security and Sporting group.

“In FY12, ATK announced a realignment of our business groups, continued expansion of our accessories business, distributed $77 million to shareholders in dividends and share repurchases, and retired $320 million in debt to strengthen our balance sheet,” said Mark DeYoung, President and Chief Executive Officer. “More importantly, ATK is committed to generating long-term shareholder value. The company operates under a management model that is focused on improving operating efficiencies and delivering innovative, cost effective products that meet the needs of our customers. We believe this strategy will serve us well in this budget constrained environment.”

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for fiscal year 2012 and the fourth quarter ending March 31, 2012 (in thousands).

Sales:

	Quarters Ended				Year Ended
	March 31, 2012	March 31, 2011	$ Change	% Change	March 31, 2012	March 31, 2011	$ Change	% Change

Aerospace Systems	$359,655	$365,657	$(6,002)	(1.6)%	$1,347,802	$1,432,678	$(84,876)	(5.9)%
Armament Systems	475,005	493,293	(18,288)	(3.7)%	1,583,776	1,806,339	(222,563)	(12.3)%
Missile Products	199,701	190,001	9,700	5.1%	683,963	673,694	10,269	1.5%
Security and Sporting	281,843	252,637	29,206	11.6%	1,002,820	929,553	73,267	7.9%
Total sales	$1,316,204	$1,301,588	$14,616	1.1%	$4,618,361	$4,842,264	$(223,903)	(4.6)%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended				Year Ended
	March 31, 2012	March 31, 2011	$ Change	% Change	March 31, 2012	March 31, 2011	$ Change	% Change

Aerospace Systems	$28,758	$32,512	$(3,754)	(11.5)%	$143,817	$131,011	$12,806	9.8%
Armament Systems	56,824	53,555	3,269	6.1%	247,240	211,740	35,500	16.8%
Missile Products	25,916	21,098	4,818	22.8%	87,448	68,787	18,661	27.1%
Security and Sporting	15,797	32,814	(17,017)	(51.9)%	91,234	128,437	(37,203)	(29.0)%
Corporate	(15,081)	(8,093)	(6,988)	(86.4)%	(74,153)	(14,249)	(59,904)	(420.4)%
Total operating profit	$112,214	$131,886	$(19,672)	(14.9)%	$495,586	$525,726	$(30,140)	(5.7)%

SEGMENT RESULTS

ATK operated in four business groups in FY12: Aerospace Systems; Armament Systems; Missile Products; and Security and Sporting.

AEROSPACE SYSTEMS

Full-year sales in the Aerospace Systems group were down six percent to $1.3 billion, compared to $1.4 billion in the prior year.  The decrease reflects lower sales in NASA human space flight programs, partially offset by stronger sales in commercial propulsion systems and flares and decoys programs, and the absence of the commercial aerostructures sales and profit reduction recorded in the prior year.

For the full year, operating profit increased by 10 percent to $144 million, compared to $131 million in FY11. The year-over-year increase reflects the absence of the commercial aerostructures reduction in sales and profit recorded in the prior year, partially offset by the lower sales volume noted above.

Fourth quarter sales fell two percent to $360 million, compared to $366 million in the prior-year period.  The decrease reflects lower revenue on a commercial aerostructures program, partially offset by NASA programs. Operating profit in the quarter was $29 million, compared to $33 million in the prior-year quarter, primarily due to higher warranty expense.

ARMAMENT SYSTEMS

For the full year, sales in the Armament Systems group fell 12 percent to $1.6 billion, compared to $1.8 billion in the prior year.  The decrease reflects lower modernization funding at the Radford and Lake City Army Ammunition plants, lower sales on non-standard weapons programs, medium-caliber guns and small-caliber ammunition, partially offset by a favorable contract resolution recorded in the second quarter of FY12.

Operating profit for the year rose 17 percent to $247 million from $212 million in the prior year.  The increase was primarily driven by updated profitability expectations on contracts within the advanced weapons and energetics businesses and the previously noted contract resolution.

Sales in the fourth quarter fell four percent to $475 million, compared to $493 million in the prior-year quarter.  The decrease was driven primarily by lower sales in advanced weapons programs, and lower modernization funding, partially offset by additional sales in medium caliber ammunition.  Operating profit for the quarter rose six percent to $57 million, compared to $54 million in the prior-year quarter, primarily due to updated profitability expectations on contracts within the advanced weapons and energetics businesses.

MISSILE PRODUCTS

For the full year, sales in the Missile Products group increased by two percent to $684 million, compared to $674 million in the prior year.  The increase reflects additional sales for an international special mission aircraft program and missile warning systems programs, partially offset by a net decrease in composites and other programs.

Operating profit for the year increased by 27 percent to $87 million, compared to $69 million in the prior year.  This increase primarily reflects recognition of updated profitability expectations on missile warning systems as well as improved operating efficiencies.

Sales in the fourth quarter increased by five percent to $200 million, compared to $190 million in the prior-year quarter. Operating profit increased 23 percent to $26 million, compared to $21 million in the prior-year quarter.  The sales and profit increases primarily reflect updated profitability expectations as noted above.

SECURITY AND SPORTING

For the full year, the Security and Sporting group achieved record sales of $1.0 billion, compared to $930 million in the prior year, an increase of eight percent. The increase reflects stronger domestic and international demand for the group’s commercial ammunition and accessories businesses.

Full-year operating profit fell by 29 percent to $91 million, compared to $128 million in the prior year, primarily reflecting a continued shift in demand toward lower-margin ammunition as well as delays and start-up costs associated with a DoD contract in the tactical accessories business, and increases in commodities costs.

Fourth quarter sales grew by 12 percent to $282 million, compared to $253 million in the prior-year quarter.  Strong demand for commercial ammunition contributed to the increase.  Operating profit in the fourth quarter fell 52 percent to $16 million, compared to $33 million in the prior-year quarter, reflecting the shift in sales mix, start-up costs, and higher commodities costs as noted above.

CORPORATE AND OTHER

For the full year, corporate and other expenses increased to $74 million, compared to $14 million in the prior year, primarily driven by the LUU flares accrual, increased pension expense,

higher inter-company eliminations, realignment charges, and costs related to strategic growth initiatives.  The company generated free cash flow of $250 million (see reconciliation table for details). Capital expenditures for the year were $122 million. The effective tax rate for the year was 35.3 percent, compared to 28.5 percent in FY11. The increase reflects the absence of the favorable settlement of IRS audits of the company’s FY07 and FY08 tax returns recorded in the prior year and the estimated non-deductible portion of the LUU flares accrual recorded in the current year.

In the fourth quarter, corporate and other expenses increased to $15 million, compared to $8 million in the prior-year quarter.  The increase was primarily the result of realignment charges and increased pension expense, partially offset by a reduction in insurance costs.  The tax rate for the quarter was 33.8 percent, compared to 33.9 percent in the prior-year quarter.

REALIGNMENT

In February 2012, ATK announced that it would begin operating in a three-group structure in FY13. The three operating units are the Aerospace Group, the Defense Group, and the Sporting Group.  The three-group structure will maximize efficiency, reduce cost, support customer needs, leverage the company’s investments and improve overall agility within its markets.  In conjunction with this realignment, ATK recognized realignment charges of $9 million in the fourth quarter of FY12.  The charges related primarily to termination benefits offered to employees, asset impairment charges and costs associated with the closure of certain facilities.

OUTLOOK

ATK reaffirms its initial FY13 guidance of sales in a range of approximately $4.0 to $4.1 billion. The company now expects EPS in a range of $6.25 to $6.55, an increase of $0.25 per share, reflecting lower than anticipated pension expense.  ATK expects free cash flow in the range of $125 to $150 million (see reconciliation table for details), which includes pension contributions of approximately $155 million and capital expenditures of approximately $100 million.  Average share count is expected to be approximately 32.5 million. ATK expects a full-year tax rate of approximately 34.5 percent, which assumes a retroactive extension of the Federal Research and Development (R&D) tax credit which expired on December 31, 2011. Pension expenses are now expected to be approximately $165 million, improved from a previous expectation of $180 million.

Reconciliation of Non-GAAP Financial Measures

Adjusted Earnings Per Share

The Adjusted Earnings Per Share (EPS) excluding the effect of the favorable settlement of IRS audits of the company’s FY07 and FY08 tax returns and the LUU flares accrual is a non-GAAP financial measure that ATK defines as earnings per share less the impact of these items.   ATK management is presenting this measure so that a reader may compare EPS excluding these items as management considers them significant non-operational impacts to EPS and believes that this measure provides investors with an important perspective on the operating results of the Company.  ATK management uses this measurement internally to assess business performance and ATK’s definition may differ from that used by other companies.

Total ATK for the Year Ending

March 31, 2012

	Sales	EBIT	Margin	Taxes	After- tax	EPS
As reported	$4,618,361	$495,586	10.73%	$143,762	$262,612	$7.93
LUU flares accrual		36,305		8,070	28,235	0.85
As adjusted	$4,618,361	$531,891	11.52%	$151,832	$290,847	$8.78

March 31, 2011

	Sales	EBIT	Margin	Taxes	After- tax	EPS
As reported	$4,842,264	$525,726	10.86%	$124,963	$313,711	$9.32
Favorable IRS settlement	—	—		22,289	(22,289)	$(0.66)
As adjusted	$4,842,264	$525,726	10.86%	$102,674	$335,464	$8.65

Free Cash Flow

Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, cash dividends, share repurchases, and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Year Ended March 31, 2012	Projected Year Ending March 31, 2013

Cash provided by operating activities	$372,307	$225,000–$250,000
Capital expenditures	(122,292)	~(100,000)
Free cash flow	$250,015	$125,000–$150,000

* Cash provided by operating activities for the year ended March 31, 2012 included $75 million of pension contributions; with $155 million projected in the year ending March 31, 2013.

ATK is an aerospace, defense, and commercial products company with operations in 22 states, Puerto Rico, and internationally.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: assumptions related to the profitability of current commercial aerospace structures programs; uncertainties related to the development of NASA’s new Space Launch System; demand for commercial and military ammunition; changes in governmental spending, budgetary policies, including the impacts of potential sequestration under the Budget Control Act of 2011, and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with the diversification into new markets; assumptions regarding the company’s long-term growth strategy; assumptions regarding the growth opportunities in international and commercial markets; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, dividend payments, share repurchases, pension funding, mergers and acquisitions — including the related costs and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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CONSOLIDATED INCOME STATEMENTS

(preliminary and unaudited)

	QUARTERS ENDED		YEARS ENDED
(In thousands except per share data)	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Sales	$1,316,204	$1,301,588	$4,618,361	$4,842,264
Cost of sales	1,073,592	1,036,176	3,623,465	3,840,698
Gross profit	242,612	265,412	994,896	1,001,566
Operating expenses:
Research and development	24,692	22,572	66,403	64,960
Selling	48,563	45,801	169,984	164,063
General and administrative	57,143	65,153	262,923	246,817
Income before interest, income taxes, and nocontrolling interest	112,214	131,886	495,586	525,726
Interest expense	(19,363)	(24,333)	(89,296)	(87,612)
Interest income	245	242	676	560
Income before income taxes and noncontrolling interest	93,096	107,795	406,966	438,674
Income tax provision	31,454	36,522	143,762	124,963
Net income	61,642	71,273	263,204	313,711
Less net income attributable to noncontrolling interest	224	169	592	536
Net income attributable to Alliant Techsystems Inc.	$61,418	$71,104	$262,612	$313,175

Alliant Techsystems Inc. earnings per common share:
Basic	$1.87	$2.12	$7.99	$9.41
Diluted	1.86	2.10	7.93	9.32

Alliant Techsystems Inc. weighted-average number of common shares outstanding:
Basic	32,769	33,476	32,874	33,275
Diluted	32,970	33,830	33,111	33,615

CONSOLIDATED BALANCE SHEETS

(preliminary and unaudited)

	March 31
(Amounts in thousands except share data)	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	568,813	$702,274
Net receivables	1,032,270	945,611
Net inventories	258,495	242,028
Income tax receivable	—	22,228
Deferred income tax assets	101,720	65,843
Other current assets	51,512	81,249
Total current assets	2,012,810	2,059,233
Net property, plant, and equipment	604,498	587,749
Goodwill	1,251,536	1,251,536
Noncurrent deferred income tax assets	134,719	100,519
Deferred charges and other non-current assets	541,298	444,808
Total assets	$4,544,861	$4,443,845

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$30,000	$320,000
Accounts payable	333,980	292,281
Contract advances and allowances	119,824	121,927
Accrued compensation	121,901	135,442
Accrued income taxes	6,433	—
Other accrued liabilities	310,757	193,836
Total current liabilities	922,895	1,063,486
Long-term debt	1,272,002	1,289,709
Postretirement and postemployment benefits liabilities	111,392	126,012
Accrued pension liability	878,819	671,356
Other long-term liabilities	123,002	127,160
Total liabilities	3,308,110	3,277,723
Commitments and contingencies
Common stock—$.01 par value:
Authorized—180,000,000 shares
Issued and outstanding—33,143,158 shares at March 31, 2012 and 33,519,072 shares at March 31, 2011	332	335
Additional paid-in-capital	537,921	559,279
Retained earnings	2,241,711	2,005,651
Accumulated other comprehensive loss	(910,598)	(787,077)
Common stock in treasury, at cost—8,412,291 shares held at March 31, 2012 and 8,036,377 shares held at March 31, 2011	(642,571)	(621,430)
Total Alliant Techsystems Inc. stockholders’ equity	1,226,795	1,156,758
Noncontrolling interest	9,956	9,364
Total stockholders’ equity	1,236,751	1,166,122
Total liabilities and stockholders’ equity	$4,544,861	$4,443,845

CONSOLIDATED STATEMENTS OF CASH FLOWS

(preliminary and unaudited)

	Years Ended March 31
(Amounts in thousands)	2012	2011

Operating Activities
Net income	$263,204	$313,711
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	98,037	100,041
Amortization of intangible assets	10,848	11,145
Amortization of debt discount	12,293	17,168
Amortization of deferred financing costs	4,764	5,157
Deferred income taxes	7,518	23,018
(Gain) loss on disposal of property	(2,928)	2,281
Share-based plans expense	6,724	9,740
Excess tax benefits from share-based plans	(23)	(540)
Changes in assets and liabilities:
Net receivables	(210,566)	(153,723)
Net inventories	(16,466)	(6,400)
Accounts payable	42,557	20,065
Contract advances and allowances	(2,103)	15,108
Accrued compensation	(25,063)	(53,616)
Accrued income taxes	19,801	(40,164)
Pension and other postretirement benefits	37,547	86,955
Other assets and liabilities	126,163	71,124
Cash provided by operating activities	372,307	421,070
Investing Activities
Capital expenditures	(122,292)	(130,201)
Acquisition of business	—	(172,251)
Proceeds from the disposition of property, plant, and equipment	7,335	3,001
Cash used for investing activities	(114,957)	(299,451)
Financing Activities
Payments made on bank debt	(20,000)	(13,438)
Payments made to extinguish debt	(300,000)	(537,576)
Proceeds from issuance of long-term debt	—	750,000
Payments made for debt issue costs	—	(19,883)
Purchase of treasury shares	(49,991)	—
Dividends paid	(26,552)	(6,700)
Proceeds from employee stock compensation plans	5,709	13,819
Excess tax benefits from share-based plans	23	540
Cash (used for) provided by financing activities	(390,811)	186,762
(Decrease) increase in cash and cash equivalents	(133,461)	308,381
Cash and cash equivalents at beginning of year	702,274	393,893
Cash and cash equivalents at end of year	$568,813	$702,274